NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Strong Second Quarter Results

Spartanburg, South Carolina, July 22, 2008...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces for the second quarter of 2008 a 6% increase in net earnings to $3,391,000, or $.54 per share, on a 20% sales increase to $52,922,000. This compares to net earnings of $3,196,000, or $.50 per share on sales of $43,941,000 in 2007’s second quarter. The Company experienced a 22% decline in net earnings for the first 6 months of 2008 to $5,254,000, or $.84 per share, on an 18% sales increase to $103,896,000, compared to net earnings of $6,721,000, or $1.06 per share, on sales of $88,339,000 in the first 6 months of 2007.

Specialty Chemicals Segment

The Specialty Chemicals Segment generated excellent increases in sales of 32% and 22% and operating income of 40% and 4% in the second quarter and first 6 months of 2008, respectively, over the same periods last year. The increases in revenues came primarily from several new products that were added late in 2007, an increase in demand for our contract manufacturing products, and increased selling prices on our basic chemical products to pass on higher energy-related costs, partially offset by modestly lower pigment sales. The significant increase in operating income experienced in the second quarter was the result of an improvement in our contract manufacturing business coupled with profits generated from sales of our fire retardant products. The improved second quarter performance more than offset the negative impact on the first quarter’s operating income, caused primarily by excess costs and inherent inefficiencies related to starting up several new contract manufacturing products during the first quarter, resulting in the 4% profit increase realized in the first 6 months compared to the same period last year.

Metals Segment

The Metals Segment generated sales increases of 17% and 16% for the second quarter and first 6 months of 2008, respectively, from the same periods a year earlier. The increase for the quarter resulted from a 7% increase in average selling prices coupled with a 9% increase in unit volumes compared to the second quarter of 2007. These increases came from excellent results from specialty pipe and piping systems while commodity pipe unit volume was down 13% and selling prices were down modestly.  It appears that the unfair-trade case filed in January 2008 by U.S. producers of stainless steel pipe and the United Steelworkers Union against China had an impact on imports during the second quarter. Commodity pipe unit volumes increased 125% from the extremely depressed level in the first quarter of 2008. The increase for the 6 months resulted from a 39% increase in average selling prices, partially offset by a 17% decline in unit volumes compared to the same period last year. The first half also produced outstanding results from specialty pipe and piping systems, while commodity pipe unit volumes were down 43% and prices were down slightly. Operating income declined 3% for the second quarter and 21% for the first 6 months of 2008 compared to the same periods last year. The decline in both periods was more than accounted for by significant profits generated in the 2007 periods from rising prices of stainless steel that led to increased profit under our FIFO inventory method. Stainless steel price changes have had only a modest effect on the 2008 periods. Our piping systems business continued its strong performance generating significant increases in sales and profits in the second quarter and first 6 months of 2008 compared to the same periods last year, as we continued to experience the favorable impact of our backlog throughout the first half of 2008. Piping systems’ backlog was $44,500,000 at the end of the second quarter of 2008 compared to $62,200,000 at the end of the second quarter of 2007, and $49,800,000 at the end of the first quarter of 2008.

Other Items

The decrease in interest expense in the second quarter of 2008 compared to the same period last year came from a significant reduction in the liability from our interest rate swap as the fair market value declined in the quarter to $195,000 at June 28, 2008 from $336,000 at March 29, 2008, along with a reduction in the interest rate and our average borrowings during the period. The decline for the first six months of 2008 compared to 2007 came primarily from a reduction in the interest rate and our average borrowings during the period.

Outlook

The Specialty Chemicals Segment began 2008 experiencing difficult conditions during the first 2 months of the year. However, as discussed above, revenues and profits improved over the last 4 months. Management is hopeful that this favorable trend will continue, reflecting their efforts to generate new products, improve existing products, and compete in markets not as susceptible to foreign imports. We are experiencing significant price increases from our raw material suppliers and it may not be possible to increase our selling prices to match these increases in raw material as well as higher energy-related costs. Based on these factors and the uncertainty of the domestic economy, it is difficult to predict the performance of this Segment over the remainder of 2008.

As a result of the significant increases in stainless steel pipe imported from China, the Metals Segment along with 3 other U.S. producers of stainless steel pipe and the United Steelworkers Union filed an unfair-trade case against China on January 30, 2008. It is the third case involving pipe and tube imports from China filed in the past 9 months. So far, Department of Commerce’s preliminary findings have supported petitioners in the previous cases, although the U.S. International Trade Commission (“ITC”) has yet to weigh in with final injury determinations. On March 14, 2008 the ITC determined that there is a reasonable indication that our industry is materially injured or threatened with material injury by reason of imports of welded stainless steel pressure pipe from China that are allegedly subsidized and sold in the United States at less than fair value. As a result of the Commission's affirmative determinations, the U.S. Department of Commerce (“DOC”) will continue to conduct its investigations of imports of welded stainless steel pressure pipe from China, and has issued preliminary countervailing duties at the end of June 2008. Its preliminary antidumping determination is due approximately 90 to 120 days later. Management believes China is exporting pipe from excess capacity at dumped and subsidized prices into the US market. Based on the second quarter’s activity, we believe the actions by the ITC and the DOC have already reduced import activity and have had a positive impact on pricing for commodity pipe. As discussed above, unit volume sales of commodity pipe were up 125% over the first quarter of 2008 and 157% over the fourth quarter of 2007. This is encouraging but until this trade case is finalized it will add uncertainty to the future results from commodity pipe. Management is confident that the growth generated by our non-commodity business in 2007 and the first six months of 2008, including our significant piping systems business, should continue in the second half of 2008. Piping systems’ backlog, of which management expects about 85% to be completed over the next 12 months, should allow piping systems to continue to provide a strong level of sales and profits over the last half of 2008. Management continues to be optimistic about the piping systems business based on our current bidding activity for projects. With over 90% of the backlog coming from energy and water and wastewater treatment projects, management continues to be confident that it has positioned the Metals Segment to benefit from the long-term growth of these areas.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this press release.
Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jun 28, 2008	Jun 30, 2007	Jun 28, 2008	Jun 30, 2007

Net sales
Specialty Chemicals Segment	$15,278,000	$11,619,000	$29,329,000	$24,063,000
Metals Segment	37,644,000	32,322,000	74,567,000	64,276,000
	$52,922,000	$43,941,000	$103,896,000	$88,339,000
Operating income
Specialty Chemicals Segment	$736,000	$527,000	$1,175,000	$1,134,000
Metals Segment	5,215,000	5,354,000	8,664,000	10,974,000
	5,951,000	5,881,000	9,839,000	12,108,000
Unallocated expenses
Corporate	785,000	709,000	1,528,000	1,461,000
Interest and debt expense	21,000	262,000	354,000	471,000
Other income	(2,000)	(1,000)	(5,000)	(2,000)

Income before income taxes	5,147,000	4,911,000	7,962,000	10,178,000

Provision for income taxes	1,756,000	1,715,000	2,708,000	3,457,000

Net income	$3,391,000	$3,196,000	$5,254,000	$6,721,000

Net income
Per basic common share	$.54	$.51	$.84	$1.09

Per diluted common share	$.54	$.50	$.84	$1.06

Average shares outstanding
Basic	6,246,165	6,210,877	6,243,070	6,186,793
Diluted	6,295,127	6,345,098	6,287,923	6,311,498

Backlog-Piping Systems & Process Equipment			$44,500,000	$62,200,000

Balance Sheet	Jun 28, 2008	Dec 29, 2007
Assets
Cash and sundry current assets	$3,208,000	$2,745,000
Accounts receivable, net	26,525,000	19,888,000
Inventories	47,346,000	48,801,000
Total current assets	77,079,000	71,434,000
Property, plant and equipment, net	21,423,000	20,859,000
Other assets	4,332,000	4,328,000
Total assets	$102,834,000	$96,621,000

Liabilities and shareholders' equity
Current portion of long-term debt	$467,000	$467,000
Accounts payable	19,530,000	13,029,000
Accrued expenses	10,140,000	11,240,000
Total current liabilities	30,137,000	24,736,000
Long-term debt	6,724,000	10,246,000
Other long-term liabilities	3,944,000	3,499,000
Shareholders' equity	62,029,000	58,140,000
Total liabilities & shareholders' equity	$102,834,000	$96,621,000